                                                                  EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           PANHANDLE ROYALTY COMPANY,

                                    PRC, INC.

                                       AND

                                WOOD OIL COMPANY

                                 AUGUST 9, 2001

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of the 9th day of August, 2001, by and among Panhandle Royalty Company, an Oklahoma corporation ("PARENT"); PRC, Inc., an Oklahoma corporation ("MERGER SUB"); and Wood Oil Company, an Oklahoma corporation (the "COMPANY") (collectively the "PARTIES" and individually, "PARTY").

                                    RECITALS

     A. The board of directors of each of Parent and the Company has determined that it is in the best interests of its respective stockholders to approve the strategic alliance of Parent and the Company by means of the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement.

     B. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

     In consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below (such meanings applicable to both the singular and plural forms of the terms defined):

     "AFFILIATE" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

     "AGREEMENT" means this Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

     "ALLOCATED VALUE" means the allocation of values for all of the assets of the Company shown on SCHEDULE 1.1A.

     "ASSETS" means all of the assets, rights, properties and goodwill of any kind or type, tangible or intangible, wheresoever located, of the Company.

     "BASE MERGER CONSIDERATION" means $25,000,000.

     "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

     "CERTIFICATE OF MERGER" means the certificate of merger, prepared and executed in accordance with the applicable provisions of the OGCA, filed with the Secretary of State of Oklahoma to reflect the consummation of the Merger.

     "CLAIM" has the meaning specified in Section 8.3.

     "CLOSING" means the closing and consummation of the Merger and the other transactions contemplated by this Agreement.

     "CLOSING DATE" means the date on which the Closing occurs, which shall be October 1, 2001, except as Parent and the Company shall mutually agree.

     "CLOSING DATE MERGER CONSIDERATION" shall have the meaning set forth in
Section 5.10(b).

     "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended, as contained in section 4980B of the Code.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" has the meaning set forth in the introductory paragraph of this Agreement.

     "COMPANY CERTIFICATE" means a certificate representing shares of the Company Common Stock.

     "COMPANY COMMON STOCK" means the common stock, par value $1.00 per share, of the Company.

     "COMPANY EMPLOYEE BENEFIT PLANS" has the meaning specified in Section 3.11(a).

     "COMPANY FINANCIAL STATEMENTS" means the unaudited financial statements of the Company (including the related notes) as of July 31, 2000, and for the year then ended, and the unaudited financial statements of the Company as of March 31, 2001, and for the eight months then ended.

     "COMPANY INDEMNIFIED PERSONS" has the meaning specified in Section 5.7.

     "COMPANY PERMITS" has the meaning specified in Section 3.15.

     "COMPANY REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of the Company.

     "COMPETING BUSINESS" has the meaning specified in Section 3.9.

     "CONFIDENTIALITY AGREEMENT" means the letter agreement dated May 14, 2001, between the Company and Parent relating to the Company's furnishing of information to Parent in connection with Parent's evaluation of the possibility of acquiring the Company.

     "DAMAGES" has the meaning specified in Section 8.1.

     "DEBT" means, for any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness of such Person on which interest charges are customarily paid or accrue; (d) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person; (e) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person; (f) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the Ordinary Course of Business and which are not more than 90 days past invoice date; (g) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person; (h) liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); and (i) all liability of such Person as a general partner or joint venturer for obligations of the nature described in clauses (a) through (h) preceding.

     "DEFENSIBLE TITLE" means such right, title and interest that is: (a) with respect to Ownership Interests of record, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to give the Company and Parent, through its ownership of the Company Common Stock, the right to enjoy the benefits of possession (as further described in Section 3.14) of the Ownership Interests reflected on SCHEDULE 1.1A; (b) with respect to Ownership Interests not yet earned under a farmout agreement, described in and subject to a farmout agreement containing terms and provisions reasonably consistent with terms and provisions used in the domestic oil and gas business and under which there exists no default by the Company; and (c) subject to Permitted Encumbrances, free and clear of all Liens.

     "DISCLOSURE SCHEDULE" means the DISCLOSURE SCHEDULE delivered by the Company to Parent concurrently with the execution and delivery of this Agreement and any documents listed on such DISCLOSURE SCHEDULE and expressly incorporated therein by reference. Each section thereof shall qualify the correspondingly numbered representation and warranty or covenant in this Agreement and not any other representation, warranty or covenant herein unless specifically stated with appropriate specific cross references to other numbered sections of the Disclosure Schedule.

     "EARNEST MONEY" has the meaning specified in Section 2.9.

     "EFFECTIVE TIME" has the meaning specified in Section 2.2.

     "ENVIRONMENTAL LAW" means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Material (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any Oil and Gas Interests or real property owned, leased or operated at any time by the Company, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended (the "CLEAN AIR ACT"), the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended ("OSHA"), the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

     "ESCROW AGENT" has the meaning specified in Section 2.6(a).

     "ESCROW AGREEMENT" has the meaning specified in Section 2.6(a).

     "EXCLUDED ASSETS" means all rights of the Company in and to the assets described on SCHEDULE 1.1B.

     "GOVERNMENTAL AUTHORITY" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

     "GUARANTY" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support of otherwise); or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term "GUARANTY" shall not include endorsements for collection or deposit in the Ordinary Course of Business. For purposes of this Agreement, the amount of any Guaranty shall be the probable amount that the guarantor would be legally required to pay under such Guaranty.

     "HAZARDOUS MATERIAL" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) petroleum, petroleum hydrocarbons, or any fractions or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

     "HYDROCARBONS" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

     "INDEMNIFIED PERSON" has the meaning specified in Section 8.5.

     "INDEMNIFYING PARTY" has the meaning specified in Section 8.5.

     "KNOWLEDGE" (whether or not capitalized) means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has since January 1, 2001, served as a director, executive officer, partner, executor or trustee of such Person (or in any similar capacity) has, at any time had, Knowledge of such fact or other matter.

     "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

     "LIEN" means any lien, mortgage, security interest, pledge, charge, claim, equitable interest, option, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

     "MATERIAL ADVERSE EFFECT" means (a) when used with respect to the Company, a result or consequence that would or could reasonably be expected to materially adversely affect the financial condition, results of operations or business of the Company, taken as a whole, or the aggregate value of the Company's Assets; and (b) when used with respect to Parent, a result or consequence that would materially adversely affect its ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; provided, however, "Material Adverse Effect" shall not include results or consequences from changes or trends generally prevalent in or affecting the oil and gas industry, including changes in commodity prices.

     "MATERIAL AGREEMENT" means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding, including all amendments and modifications thereto, to which such Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject (other than oil, gas and mineral leases and oil and gas leases and other than joint operating agreements that are in the form of the 1989, 1982 or earlier versions of the A.A.P.L. Form 610 Model Form Operating Agreement), involving total value or consideration in excess of $200,000: (a) which is not cancelable by such Person upon notice of 60 days or less without liability for further payment other than nominal penalty; (b) pursuant to which such Person acquires any portion of the raw materials, supplies or services used or consumed by such Person in the operation of its business (unless such raw materials, supplies or services are readily available to such Person from other sources on comparable terms); or (c) pursuant to which such Person derives any part of its revenues.

     "MERGER" has the meaning specified in Section 2.1.

     "MERGER SUB" has the meaning set forth in the introductory paragraph of this Agreement.

     "MERGER SUB COMMON STOCK" means the common stock, par value $1.00 per share, of Merger Sub.

     "OGCA" means the Oklahoma General Corporation Act, as amended.

     "OIL AND GAS INTEREST(S)" means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the "OIL AND GAS INTERESTS OF THE COMPANY" or "THE COMPANY'S OIL AND GAS INTERESTS" mean the collective Oil and Gas Interests of the Company.

     "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "OWNERSHIP INTERESTS" means the ownership interests of the Company in its Oil and Gas Interests, as set forth on SCHEDULE 1.1A.

     "PARENT" has the meaning set forth in the introductory paragraph of this Agreement.

     "PARENT CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Parent and its Subsidiaries that is not already generally available to the public.

     "PARENT INDEMNIFIED PARTY" has the meaning specified in Section 8.1.

     "PARENT LOSSES" has the meaning specified in Section 8.1.

     "PARENT REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Parent or its Subsidiaries.

     "PARTIES" and "PARTY" have the meanings set forth in the introductory paragraph of this Agreement.

     "PER SHARE AMOUNT" means the amount of the Closing Date Merger Consideration or the Post Closing Escrow Fund, as the case may be, divided by the number of outstanding shares of the Company's Common Stock as of the Closing Date.

     "PERMITTED ENCUMBRANCES" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the Ordinary Course of Business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens incurred in the Ordinary Course of Business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on the Company; (d) Liens incurred in the Ordinary Course of Business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the Ordinary Course of Business or existing on property not materially impairing the value of the Assets of the Company or interfering with the ordinary conduct of the business of the Company or rights to any of its Assets; (f) Liens created or arising by operation of law to secure a Party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the Ordinary Course of Business and not in violation of Section 5.1, provided the effect thereof on the working and net revenue interest of the Company has been properly reflected in the Ownership Interests; (i) any defects, irregularities or deficiencies in title to the Oil and Gas Interests of the Company that do not reduce the Company's net revenue interest, or increase the Company's working interest, in any Oil and Gas Interest of the Company from that set forth on SCHEDULE 1.1A; (j) preferential rights to purchase and Third-Party Consents; (k) the terms and provisions of all leases, joint operating agreements and other documents and instruments disclosed to Parent to the extent required to be disclosed under the terms of this Agreement; (l) valid, subsisting and applicable laws, rules and orders of any Governmental Authorities; and (m) Liens and other burdens described in the DISCLOSURE SCHEDULE.

     "PERSON" (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

     "POST CLOSING ESCROW FUND" has the meaning specified in Section 2.6(a).

     "PROCEEDING" means any action, arbitration, hearing, investigation, litigation, suit (whether civil, criminal, administrative or investigative), commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

     "RELATED PERSON" means with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified
     Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material
     Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f) any Related Person of any individual described in clause (b) or
     (c).

     For purposes of this definition, (a) the "FAMILY" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

     "RESERVE REPORT" means that certain report dated April 30, 2001, and effective May 1, 2001, prepared by Ralph E. Davis Associates, Inc. relating to the Oil and Gas Interests of the Company.

     "RESPONSIBLE OFFICER" means, with respect to any entity, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Secretary, Treasurer or any Vice President of such entity.

     "STOCKHOLDER INDEMNIFIED PARTY" has the meaning specified in Section 8.2.

     "STOCKHOLDER LOSSES" has the meaning specified in Section 8.2.

     "STOCKHOLDERS" means the stockholders of the Company.

     "SUBSIDIARY(IES)" means, as to a particular Person, an entity more than 50 percent owned, directly or indirectly, by such Person.

     "SURVIVING CORPORATION" has the meaning specified in Section 2.3.

     "TAX RETURNS" has the meaning specified in Section 3.13.

     "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

     "THIRD-PARTY CLAIM" means any claim, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

     "THIRD-PARTY CONSENT" means the consent or approval of any Person other than the Company, Parent, Merger Sub or any Governmental Authority.

     "THREATENED" means a litigation, arbitration, investigation or other Proceeding will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), that would lead a prudent Person to conclude that such a litigation, arbitration, investigation or other Proceeding is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "TITLE OR ENVIRONMENTAL DEFECT" has the meaning specified in Section
5.9(a).

     "WORKING CAPITAL ADJUSTMENT" has the meaning specified in Section 5.10(a).

     1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "THIS AGREEMENT," "HEREIN," "HEREBY," "HEREUNDER" and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS ARTICLE," "THIS SECTION" and "THIS SUBSECTION," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "OR" is not exclusive, and the word "INCLUDING" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                    ARTICLE 2

                                   THE MERGER

     2.1 THE MERGER. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of this Agreement. Such merger is referred to herein as the "MERGER."

     2.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Oklahoma or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME"). As soon as practicable after the Closing, the Certificate of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an effective time that occurs on the Closing Date immediately after the Closing.

     2.3 EFFECT OF THE MERGER. Upon the Effective Time, the separate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Oklahoma. The Merger shall have the effects specified in this Agreement and the OGCA.

     2.4 GOVERNING INSTRUMENTS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

          (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law.

          (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

          (c) The directors and officers of the Parent at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and applicable law.

     2.5 EFFECT ON SECURITIES.

          (a) MERGER SUB STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and continue as one share of capital stock of the Surviving Corporation, and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

          (b) COMPANY SECURITIES.

               (i) COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Amount of the Closing Date Merger Consideration. Each share of Company Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding, and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Closing Date Merger Consideration upon the surrender of such certificate in accordance with Section 2.6.

               (ii) COMPANY TREASURY STOCK. At the Effective Time, by virtue of the Merger, all shares of Company Common Stock that are issued and held as treasury stock, if any, shall be cancelled and retired and shall cease to exist, and no Closing Date Merger Consideration or other consideration shall be paid or payable in exchange therefor.

               (iii) OTHER PLANS. At the Effective Time, except as provided in this Section 2.5(b): (A) the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall become null and void; and (B) the Company shall use its Best Efforts to ensure that, following the Effective Time, no holder of options or rights or any participant in any plan, program or arrangement shall have any right thereunder to acquire any equity securities of the Company, Merger Sub, Parent or any direct or indirect Subsidiary thereof.

     2.6 SURRENDER AND EXCHANGE OF CERTIFICATES; SEVERANCE PAYMENTS.

          (a) EXCHANGE PROCEDURES. At the Closing: (i) the Stockholders shall surrender to Parent all Company Certificates which, immediately prior to the Effective Time, represented all issued and outstanding shares of Company Common Stock; (ii) Parent shall pay or cause to be paid to each Stockholder in whose name a Company Certificate shall have been registered, in exchange therefor, cash in an amount equal to the product of (A) the Per Share Amount of the difference between the Closing Date Merger Consideration and the Post Closing Escrow Fund, times (B) the number of shares of Company Common Stock represented by such Company Certificate (each Company Certificate so surrendered shall forthwith be cancelled); and
     (iii) as security for the satisfaction of the indemnification obligation of the Stockholders provided for in Article 8, Parent shall deliver the amount of $750,000 in cash (the "POST CLOSING ESCROW FUND") to Bank of Oklahoma, N.A., as escrow agent ("ESCROW AGENT"), to be held for a period of one year following the date of this Agreement in an account created pursuant to the terms of that certain escrow agreement (the "ESCROW AGREEMENT"), in the form attached hereto as EXHIBIT A and the provisions of Section 2.11.

          (b) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Closing Date Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the date three (3) days prior to the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Company Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.6.

          (c) LOST, STOLEN, OR DESTROYED COMPANY CERTIFICATES. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person in form and substance satisfactory to Parent to indemnify until the applicable statute of limitations expires Parent and the Surviving Corporation against any claim that may be made against it with respect to such Company Certificate, Parent shall pay to such holder, in exchange for such lost, stolen or destroyed Company Certificate the Closing Date Merger Consideration deliverable with respect thereto pursuant to this Agreement.

          (d) SEVERANCE PAYMENTS AND BROKERAGE FEES. Immediately prior to the Closing, the Company shall pay (subject to all applicable withholding taxes and in accordance with and to the extent then due) all severance and other amounts set forth in Section 3.11 of the DISCLOSURE SCHEDULE and all brokerage fees set forth in Section 3.20 of the DISCLOSURE SCHEDULE.

     2.7 CLOSING. The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and the Company.

     2.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub, and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger on or after October 1, 2001, under the OGCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the present and future officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise, to take, and shall take, all such lawful and necessary action.

     2.9 EARNEST MONEY. Contemporaneous with the execution of this Agreement, Parent or Merger Sub shall deposit with Escrow Agent the amount of $3,750,000 (the "EARNEST MONEY"). In the event the Closing occurs, the Earnest Money shall be returned to Parent or Merger Sub (with interest). If the Closing does not occur, the Earnest Money shall be paid to the Company or returned to Parent or Merger Sub in accordance with this Section 2.9. In the event Parent or Merger Sub breaches this Agreement by failing or refusing to close the transaction contemplated hereby on the Closing Date and each of the conditions contained in
Article 6 has been either fulfilled in all material respects or waived, the Earnest Money (with interest) shall be paid to the Company as liquidated damages in lieu of all other damages (and as the Company's sole remedy in such event). The Parties hereby acknowledge that the extent of damages to the Company occasioned by such failure or refusal by Parent or Merger Sub would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of such damages under the circumstances. In the event the Closing does not occur and the Earnest Money is not retained pursuant to the foregoing provisions of this Section 2.9, the Earnest Money shall be returned to Parent or Merger Sub (with interest).

     2.10 EXCLUDED ASSETS. Except as set forth in Schedule 1.1B, prior to the Closing, the Excluded Assets will be distributed by the Company to its Stockholders or otherwise transferred to one or more of the Stockholders of the Company or their nominee(s). None of the representations or warranties set forth in this Agreement nor any of the other provisions of this Agreement shall be applicable to the Excluded Assets.

     2.11 RELEASE FROM ESCROW. If no claim for indemnification is then pending or unresolved, the Post Closing Escrow Fund shall terminate upon the expiration of twelve months after the date of this Agreement. Within three days after such termination, the Escrow Agent shall pay to each Stockholder an amount equal to the Per Share Amount of the Post Closing Escrow Fund (as reduced by amounts distributed to Parent in satisfaction of any claims for indemnification pursuant to Article 8) times the number of shares of Company Common Stock surrendered by each such Stockholder pursuant to Section 2.6(a).

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated herein, except as set forth in the DISCLOSURE SCHEDULE the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (as if made on such date without giving effect to any supplement or update to the DISCLOSURE SCHEDULE after the date hereof) as follows:

     3.1 ORGANIZATION. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, (b) has the requisite power and authority to own, lease and operate its Assets and properties and to conduct its business as it is presently being conducted, and
(c) is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company). Copies of the certificate of incorporation and by-laws of the Company have heretofore been delivered to Parent, and such copies are accurate and complete as of the date hereof. The Company has no Subsidiaries. The Company does not own any equity interest in any corporation or limited liability company or any general or limited partnership interest in any general or limited partnership (other than joint ventures, joint operating or ownership arrangements or tax partnerships which have been entered into in the Ordinary Course of Business).

     3.2 AUTHORITY AND ENFORCEABILITY. The Company has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by the board of directors and Stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub) constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

     3.3 NO VIOLATIONS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or Assets of the Company under, any provision of: (a) its certificate of incorporation or by-laws; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to the Company; or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in
Section 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or Assets.

     3.4 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such filings and approvals as may be required by any securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, result in a loss of any Ownership Interest and/or an increase in any of the Company's obligations or liabilities having an individual value of $100,000 or more or an aggregate value of $350,000 or more.

     3.5 FINANCIAL STATEMENTS. The Company Financial Statements which have been delivered to Parent were prepared on the basis of accounting the Company uses for federal income tax purposes, and fairly present, in accordance with applicable requirements of such basis of accounting (subject to normal, recurring adjustments), the financial position of the Company as of their respective dates and the results of operations and the cash flows of the Company for the periods presented therein. The Company Financial Statements are consistent with the books and records of the Company.

     The financial statements of the Company to be delivered to Parent pursuant to Section 5.12 will, when delivered, have been prepared in accordance with generally accepted accounting principles and will show all material liabilities required to be shown in accordance with such principles. The balance sheet included in such financial statements will fairly present the financial condition of the Company as at the date thereof, and the statements of operations and cash flows included in such financial statements will fairly present the results of operations and cash flows for the periods indicated.

     3.6 CAPITAL STRUCTURE.

          (a) The authorized capital stock of the Company consists solely of 2,000,000 shares of the Company Common Stock, par value $1.00 per share.

          (b) There are, as of the execution date of this Agreement, issued and outstanding, 615,701 shares of the Company Common Stock. No shares of the Company Common Stock are held by the Company as treasury stock. Section 3.6(b) of the

     DISCLOSURE SCHEDULE sets forth the number of shares of Company Common Stock owned of record and beneficially by each of the Stockholders.

          (c) Except as set forth in Section 3.6(b), there are issued and outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

          (d) All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive right.

          (e) At the Closing there will be no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.

          (f) There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

     3.7 MATERIAL AGREEMENTS. The DISCLOSURE SCHEDULE contains a complete and accurate list of the Material Agreements to which the Company is a party (other than this Agreement and related agreements) or by which the Company or its Assets are bound. The Company has made available to Parent or provided Parent with true and correct copies of all Material Agreements. No right or obligation of any party to any of such Material Agreements has been waived, and no party to any of such Material Agreements is in default of its obligations thereunder. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute any such breach or default. Each of such Material Agreements is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and effect.

     3.8 OUTSTANDING DEBT. The Company Financial Statements and the DISCLOSURE SCHEDULE, together provide a complete and accurate description of all Debt and Guaranties of the Company outstanding as of the date hereof. The Company is not in default in payment of any Debt with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.

     3.9 RELATIONSHIPS WITH RELATED PERSONS. Except for interests owned in oil and gas properties, neither the Company nor any Related Person of the Company or of any Stockholder of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. Neither the Company nor any Related Person of the Company or of any Stockholder of the Company is, or since March 30, 2001 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any business of the Company (a "COMPETING BUSINESS") in any market presently served by the Company (except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on a recognized exchange or in the over-the-counter market). Neither the Company nor any Related Person of or any Stockholder of the Company is a party to any contract with, or has any claim or right against, the Company.

     3.10 EMPLOYMENT MATTERS. The DISCLOSURE SCHEDULE contains a complete and accurate list of all employees of the Company. The Company is not a party to or obligated under any consulting, employment, severance, termination or similar arrangement with respect to any of its employees, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its employees, which plan or arrangement will extend beyond or obligate the Company after the Closing to pay, vest or accelerate any benefit. The Company is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.

     3.11 EMPLOYEE BENEFIT PLANS.

          (a) The DISCLOSURE SCHEDULE sets forth a complete and accurate list of all "employee benefit plans," as defined in Section 3(3) of ERISA, including severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, maintained by the Company or to which the Company contributed or is obligated to contribute (the "COMPANY EMPLOYEE BENEFIT PLANS"). Except for the Company Employee Benefit Plans, the Company does not maintain, or have any fixed or contingent liability with respect to, any employee benefit, pension or other plan that is subject to ERISA.

          (b) There is no violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans. With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances that could reasonably be expected to result in liability which is reasonably likely to have a Material Adverse Effect on the Company under ERISA, the Code or any applicable law.

          (c) Except as set forth in the DISCLOSURE SCHEDULE, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of the Company, which payment will not be made or accrued at or prior to the Closing.

          (d) The Company does not maintain nor has it established any welfare benefit plan which provides for retiree medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment, except as may be required by COBRA.

          (e) The Company has not maintained, established or participated in any multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

     3.12 LITIGATION. Except as set forth in the DISCLOSURE SCHEDULE: (a) no litigation, arbitration, investigation or other Proceeding is pending or, to the Knowledge of the Company, Threatened against the Company or any of its Assets before any court, arbitrator or Governmental Authority; (b) no basis exists for any such litigation, arbitration, investigation or other Proceeding; and (c) the Company is not subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, Proceeding or investigation pending or, to the Knowledge of the Company, Threatened against or affecting the Company that questions the validity or enforceability of this Agreement or any action taken or to be taken by the Company in connection with this Agreement or any other document, instrument or agreement to be executed and delivered by the Company in connection with the transactions contemplated hereby.

     3.13 TAXES AND TAX RETURNS.

          (a) The Company has filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("TAX RETURNS") required to be filed by it and has paid all Taxes shown to be due and payable on the Tax Returns, including interest and penalties and has paid all other Taxes which are payable by the Company. All such Tax Returns were correct and complete in all material respects.

          (b) There is no dispute or claim concerning any Tax liability of the Company either claimed or raised by any authority in writing or as to which any of the Stockholders and the directors and officers of the Company has Knowledge. No Tax liability of the Company has been asserted or Threatened by the Internal Revenue Service or any other Governmental Authority for Taxes in excess of those already paid or reserved against in the Company Financial Statements. All Tax liabilities of the Company are adequately provided for in the Company Financial Statements and will be adequately provided for in the audited financial statements of the Company to be delivered to Parent pursuant to Section 5.12.

          (c) The DISCLOSURE SCHEDULE lists all income tax returns filed with respect to the Company for taxable periods ended on or after July 30, 1998, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Company has provided Parent with access to copies of all federal income Tax Returns, examination reports and statements of deficiency assessed or agreed to by the Company since January 1, 1998. The Company has not waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     3.14 OWNERSHIP OF OIL AND GAS INTERESTS AND OTHER ASSETS.

          (a) The Company has Defensible Title to all Oil and Gas Interests of the Company included or reflected in the Ownership Interests. Each Oil and Gas Interest of the Company included or reflected in the Ownership Interests entitles the Company to receive not less than the undivided interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Company is not greater than the undivided interest set forth in the Ownership Interests. No fact, circumstance or condition of the title to an Oil and Gas Interest of the Company shall be considered to effect a reduction in the value of such Oil and Gas Interest, unless due consideration has been given to (i) the length of time that such Oil and Gas Interest has been producing Hydrocarbon substances and has been credited to and accounted for by the Company and its predecessors in title, if any, and (ii) whether any such fact, circumstance or condition is of the type that can generally be expected to be encountered in the area involved and is usually and customarily acceptable to reasonable and prudent operators, interest owners and purchasers engaged in the business of the ownership, development and operation of oil and gas properties. All proceeds from the sale of the Company's share of the Hydrocarbons being produced from its Oil and Gas Interests are currently being paid in full to the Company by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party.

          (b) With respect to all Assets (other than Oil and Gas Interests of the Company), the Company has good and marketable title to its Assets, free and clear of all Liens excepting only liabilities expressly reflected or reserved against on the Company Financial Statements and Permitted Encumbrances.

     3.15 COMPLIANCE WITH LAWS AND PERMITS. The Company is not in violation of, or in default in any respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under:
(a) its certificate of incorporation or by-laws, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or
(c) any Material Agreement to which the Company is a party or by which its properties are bound. The Company has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its Assets (the "COMPANY PERMITS"). The Company is in compliance with the terms of the Company Permits. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, Threatened. None of the Company Permits will be adversely affected by consummation of the transactions contemplated hereby.

     3.16 PROPRIETARY RIGHTS. The Company has ownership of, or valid licenses to use, all trademarks, copyrights, patents and other proprietary rights and intellectual property (including seismic data) used in its business. To the Knowledge of the Company, the operation of the business of the Company does not infringe any patent, copyright, trademark or other proprietary rights of others, and, the Company has not received any notice from any third party of any such alleged infringement by the Company.

     3.17 ENVIRONMENTAL MATTERS.

          (a) The Company (or its agents) has conducted its business and operated its Assets, and is conducting its business and operating its Assets, and the condition of all facilities and properties (including off-site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by the Company (or its agents) is, in material compliance with all Environmental Laws;

          (b) The Company has not been notified by any Governmental Authority or other third party that any of the operations or Assets of the Company is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

          (c) Neither the Company nor any other Person has filed any notice under any federal, state or local law indicating that (i) the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company;

          (d) The Company does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by the Company, or (ii) the storage or disposal of any Hazardous Material;

          (e) The Company has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Company;

          (f) No property now or previously owned, leased or operated by the Company is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (g) The Company is not directly transporting, has not directly transported, and is not directly arranging for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h) There are no sites, locations or operations at which the Company is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws;

          (i) All underground storage tanks and solid waste disposal facilities owned or operated by the Company are used and operated in compliance with Environmental Laws; and

          (j) There are no physical or environmental conditions existing on any property owned or leased by the Company resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

     3.18 INSURANCE.

          (a) Section 3.18 of the DISCLOSURE SCHEDULE sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, title, life, business interruption and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

               (i) the name, address and telephone number of the agent;

               (ii) the name of the insurer, the name of the policy holder and the name of each covered insured;

               (iii) the policy number and the period of coverage;

               (iv) the scope (including an indication of whether the coverage is on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (v) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

          (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all respects; (ii) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof. Section 3.18 of the DISCLOSURE SCHEDULE describes any self-insurance arrangements affecting the Company.

     3.19 GOVERNMENTAL REGULATION. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities laws.

     3.20 BROKERS. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of the Company and for which Parent, or the Company will have any obligation or liability.

     3.21 OIL AND GAS OPERATIONS. All wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and applicable laws, rules, regulations, judgments, orders and decrees issued by any court or Governmental Authority. In addition:

          (a) there are no wells that have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Company's Oil and Gas Interests;

          (b) with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Company's Oil and Gas
     Interests: (i) the Company has fulfilled all requirements for filings, certificates, disclosures of parties in interest, and other similar matters contained in such leases or other documents (or otherwise applicable thereto by Law, rule or regulation) and is fully qualified to own and hold all such leases and other interests; (ii) there are no provisions applicable to such leases and other documents which increase the royalty share of the lessor thereunder; and (iii) upon the establishment and maintenance of production in commercial quantities, such leases and other interests are to be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years;

          (c) proceeds from the sale of Hydrocarbons produced from the Company's Oil and Gas Interests are being received by the Company in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $50,000 and held in suspense in the Ordinary Course of Business); and

          (d) no Person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to the Company's Oil and Gas Interests or to the production therefrom.

     3.22 GAS IMBALANCES. There are no aggregate production, transportation or processing imbalances existing with respect to the Company or the Company's Oil and Gas Interests, and the Company has received no deficiency payments under gas contracts for which any party has a right to take deficiency gas from the Company, nor has the Company received any payments for production which are subject to refund or recoupment out of future production.

     3.23 ROYALTIES. All royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Company's Oil and Gas Interests, have been or will be, prior to the Closing, properly and correctly paid or provided for.

     3.24 PREPAYMENTS. No prepayment for Hydrocarbon sales has been received by the Company for Hydrocarbons which have not been delivered as of the date hereof.

     3.25 CAPITAL EXPENDITURES. As of the execution date of this Agreement, the presently approved face amount of any currently outstanding and effective authorities for expenditure with respect to the Company's Oil and Gas Interests would not require the Company to make or incur after the Closing capital expenditures with respect to any one property in excess of $50,000 net to the Company's interest.

     3.26 OTHER MINERAL RELATED MATTERS. As of the execution date of this Agreement, the Company was not obligated by virtue of any prepayment arrangement, "take or pay" arrangement, production payment arrangement, gas balancing agreement or otherwise, to deliver or to suffer the delivery of Hydrocarbons produced in connection with any of the Company's Oil and Gas Interests at some future time (or make a cash payment in lieu thereof) without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price that would otherwise be received.

     3.27 ADDITIONAL DRILLING OBLIGATIONS. The Company has no obligation, including obligations implied in law, to drill additional wells or conduct other material development operations in order to earn or continue to hold during the primary term of any lease any portion of the Company's Oil and Gas Interests, and the Company has not been advised by a lessor under any lease affecting any of the Company's Oil and Gas Interests of any requirements or demands to drill additional wells or conduct additional development operations.

     3.28 BOOKS AND RECORDS. All books of account, records and files of the Company (including those pertaining to the Company's Oil and Gas Interests, wells and other Assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with sound business policies and procedures and (b) fairly and accurately reflect all material transactions with respect to the ownership, use, enjoyment and operation by the Company of its Assets and liabilities.

     3.29 RESERVE REPORT. The Company has delivered to Parent a copy of the Reserve Report. The factual information underlying the estimates of reserves in the Reserve Report (including production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts or under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to the Company's Ownership Interests) has been made available to Parent, and was true and correct in all material respects on the date of the Reserve Report; provided, however: (i) the reserves included in such report are estimates only and should not be construed as exact quantities, (ii) such reserves may or may not be recovered and, if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts, (iii) the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in the Reserve Report, and (iv) estimates of such reserves may increase or decrease as a result of future operations.

     3.30 DISCLOSURE AND INVESTIGATION. No representation or warranty by the Company contained in this Agreement, and no statement contained in any documents (including, without limitation, the Disclosure Schedule, the Company Financial Statements referenced in Section 3.5, the financial statements of the Company to be delivered to Parent pursuant to Section 5.12 and the closing documents delivered pursuant to Section 6), list, certificate or other instrument furnished or to be furnished by or on behalf of the Company to Parent or Parent's Representatives in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading in order to fully and fairly provide the information required to be provided in any such document, list, certificate or other instrument.

     3.31 RECEIVABLES. All receivables (including, without limitation, accounts receivable, loans receivable and advances) of the Company which are reflected on the Company Financial Statements or arising since the date thereof: (a) represent valid and genuine obligations, and (b) are collectible at the full recorded amount thereof in the Ordinary Course of Business without the necessity of legal proceedings less the recorded allowance for collection losses specifically reflected on the Company Financial Statements. The allowance for collection losses on the Company Financial Statements has been, and the allowance for collection losses on the financial statements delivered pursuant to Section 5.12 will be, determined in accordance with the standards described in Section 3.5.

     3.32 REAL PROPERTY. The Company has good and marketable title in fee simple to the real property described in Section 3.32 of the DISCLOSURE SCHEDULE, free and clear of all Liens.

     3.33 NO MATERIAL ADVERSE EFFECT. Since March 31, 2001, no event has occurred or circumstance exists that, individually or collectively, has had or may result in a Material Adverse Effect.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

     4.2 AUTHORITY AND ENFORCEABILITY. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval by the boards of directors of Parent and Merger Sub and the stockholders of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming that this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

     4.3 NO VIOLATIONS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub under, any provision of: (a) the certificate or articles of incorporation or by-laws or other governing documents of Parent or Merger Sub; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Parent or Merger Sub; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     4.4 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     4.5 LITIGATION. There is no litigation, Proceeding or investigation pending or, to the Knowledge of Parent, threatened against or affecting Parent or Merger Sub that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Merger Sub in connection with the transactions contemplated hereby.

     4.6 FUNDING. Parent has available adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid by Parent and

Merger Sub under this Agreement, and (b) all expenses which have been or will be incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby.

     4.7 BROKERS. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Merger Sub and for which the Company will have any obligation or liability. Parent shall indemnify and hold the Company harmless from any and all claims, liabilities, damages, costs and expenses asserted against the Company by any Person claiming to have acted on behalf of Parent or Merger Sub, or to have been retained by Parent or Merger Sub, as a broker in connection with the transaction contemplated by this Agreement.

     4.8 DISCLOSURE AND INVESTIGATION. No representation or warranty of Parent or Merger Sub set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

                                    ARTICLE 5

                                    COVENANTS

     5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING CLOSING. Except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, during the period from July 31, 2001, to the Closing, the Company will not take any action except in the Ordinary Course of Business and the Company will use all reasonable efforts to preserve intact in all material respects its business organization, Assets, prospects and advantageous business relationships and to maintain satisfactory relationships with its operators, lessors, general partners, managing members, licensors, licensees, suppliers, contractors, distributors, customers and others having advantageous business relationships with it. Without limiting the generality of the foregoing, except as contemplated by this Agreement, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not take any of the following actions, except as set forth in the DISCLOSURE SCHEDULE, without the written consent of Parent:

          (a) Authorize or effect any change in its certificate of incorporation or bylaws;

          (b) Grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell or otherwise dispose of any of its capital stock;

          (c) Declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, except that, prior to Closing, the Company may declare and distribute to its Stockholders a dividend consisting of the Excluded Assets;

          (d) Issue any note, bond, or other Debt security or create, incur, assume, or guarantee any indebtedness for borrowed money, capitalized lease obligation or other liability outside the Ordinary Course of Business;

          (e) Impose any security interest upon any of its Assets outside the Ordinary Course of Business;

          (f) Make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

          (g) Make any change in employment terms for any of its officers or employees outside the Ordinary Course of Business, except for such actions as are otherwise provided for or permitted in this Agreement;

          (h) Enter into, adopt or amend any employment agreement or employee benefit or pension plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers or employees or any general increase in the compensation payable or to become payable to its employees, except for such actions as are otherwise provided for herein;

          (i) Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (A) the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against on the Company Financial Statements, subsequently incurred in the Ordinary Course of Business or disclosed pursuant to this Agreement, (B) payments of current liabilities, and (C) other payments that are considered in the adjustment set forth in
     Section 5.10;

          (j) Acquire (including by lease) any material Assets or properties or dispose of, mortgage or encumber any material Assets or properties, other than in the Ordinary Course of Business;

          (k) Waive, release, grant or transfer any material rights or modify or change in any material respect any material existing license, lease, contract or other document, other than in the Ordinary Course of Business, and other than actions otherwise contemplated by this Agreement;

          (l) Make any single capital expenditure of $50,000 or more net to the Company's interest, except for capital expenditures pursuant to commitments disclosed under or not covered by Section 3.25; or

          (m) Commit to any of the foregoing.

     5.2 ACCESS TO ASSETS, PERSONNEL AND INFORMATION.

          (a) From the date hereof until the Closing, the Company will afford to Parent and the Parent Representatives and prospective lenders and their representatives, at Parent's sole risk and expense, full and free access to any of the Assets, books and records, contracts, facilities, audit work papers and payroll records of the Company and any of the officers of the Company and furnish the Company copies thereof. Notwithstanding the foregoing, no investigation pursuant to this Section 5.2(a) will affect or be deemed to modify any of the representations or warranties made by the Company in this Agreement.

          (b) Parent and the Parent Representatives shall have the right and opportunity to make an environmental and physical assessment of the Assets of the Company and, in connection therewith, shall have the right to enter and inspect such Assets and all buildings and improvements thereon. Parent may not, without the prior written consent of the Company, conduct any soil or water tests or borings or other invasive tests or examinations with respect to the Assets of the Company. The Company shall be provided 48 hours prior notice of any such inspection, and the Company Representatives shall have the right to witness all such inspections. Parent shall (and shall cause the Parent Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Parent Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to the Company of the determination of the need for disclosure. Parent shall indemnify, defend and hold the Company and the Company Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Parent and the Parent Representatives on the Assets of the Company in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of the Company or any Company Representative.

          (c) From the date hereof until the Closing, the Company shall fully and accurately disclose to Parent and Parent Representatives all information that is (i) reasonably requested by Parent or any of the Parent Representatives and (ii) to which the Company has Knowledge.

          (d) The Company will not (and will cause the Company Representatives not to), and Parent will not (and will cause the Parent Representatives not
     to), use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

     5.3 ADDITIONAL ARRANGEMENTS. Subject to the terms and conditions herein provided, each of the Parties shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Parties shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Parties shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

     5.4 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Prior to the Closing, the Company and Parent shall consult with each other before any of them issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and no Party shall issue any press release or make any such public statement prior to obtaining the approval of the other Parties which shall not be unreasonably withheld; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that any Party may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases. The Company acknowledges that Parent's securities are publicly traded and accordingly it has disclosure obligations under the Federal securities laws. The Company will not use or disclose to any third party any Parent Confidential Information. The Parties each acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information.

     5.5 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing Date, the Company shall give prompt notice to Parent of: (a) any representation or warranty contained in Article 3 being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date, (c) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and/or (d) the Company's becoming aware of any representation and warranty contained in Article 4 being or becoming untrue or inaccurate when made or as of a later date. Parent shall give prompt notice to the Company of: (w) any representation or warranty contained in
Article 4 being untrue or inaccurate when made, (x) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date, (y) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, and/or (z) Parent's becoming aware of any representation and warranty contained in Article 3 being or becoming untrue or inaccurate when made or as of a later date. No disclosure by any party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the DISCLOSURE SCHEDULE or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     5.6 PAYMENT OF EXPENSES. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs.

     5.7 CONTINUATION OF THE COMPANY'S EXISTING INDEMNIFICATION OBLIGATIONS. From and after the Closing, the Company or its successor shall indemnify and hold harmless each Person who has been at any time prior to the Closing, an officer, director or controlling stockholder of the Company (collectively, the "COMPANY INDEMNIFIED PERSONS") but only to the extent that such Company Indemnified Person was entitled to indemnification from the Company immediately prior to the date hereof under applicable law or the certificate of incorporation and/or bylaws of the Company. The procedures associated with such indemnification shall be the same as those associated with the Company Indemnified Persons' indemnification from the Company immediately prior to the date hereof (provided, however, that Parent shall be under no obligation to deposit trust funds pursuant to any "change-in-control" or similar provisions). The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Company Indemnified Person and their respective heirs and representatives.

     5.8 RESIGNATION OF DIRECTORS AND OFFICERS. Each director and officer of the Company shall resign his or her position with the Company effective at Closing.

     5.9 TITLE AND ENVIRONMENTAL DEFECTS.

          (a) Parent may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Company's Oil and Gas Interests in order to determine whether any Title or Environmental Defects exist. Parent must deliver to the Company in writing on or before September 8, 2001, at 5:00 p.m. C.D.T., a written notice specifying each defect associated with the Oil and Gas Interests of the Company that it asserts constitutes a violation of the representations set forth in Section 3.14 or
     3.17 (a "TITLE OR ENVIRONMENTAL DEFECT"), a description of each such Title or Environmental Defect, the amount of the adjustment to the Base Merger Consideration that it asserts based on such defect and its method of calculating such adjustment. If such notice is not timely submitted, Parent will be deemed to have waived its basis for a purchase price adjustment under this Section 5.9 based on a violation of the representations set forth in Section 3.14 or 3.17. For the purpose of determining an Environmental Defect under this Section 5.9 only, the representations and warranties set forth in Section 3.17 shall be deemed not to be qualified by the Knowledge of the Company.

          (b) Upon timely delivery of a notice under Section 5.9(a), Parent and the Company will in good faith negotiate the validity of the claim and the amount of any adjustment to the Base Merger Consideration using the following criteria:

               (i) No adjustment will be made to the Base Merger Consideration under this Section 5.9 except to the extent that the net total of all individual adjustments under this Section 5.9 exceed $250,000 in the aggregate; by way of example, if the net total of all individual adjustments under this Section 5.9 equals $300,000, then an adjustment of $50,000 shall, subject to Section 5.9(d), be made to the Base Merger Consideration.

               (ii) If the requested adjustment is based on the Company owning a net revenue interest for a well, unit rights or leasehold rights less than that shown in SCHEDULE 1.1A, then a downward adjustment shall be calculated by multiplying the Allocated Value set forth for such well, unit rights or leasehold rights on SCHEDULE 1.1A by a fraction (A) the numerator of which is an amount equal to the net revenue interest shown on SCHEDULE 1.1A for such well, unit rights or leasehold rights less the decimal share to which the Company would be entitled as a result of its ownership interest in such well, unit rights or leasehold rights which is unaffected by such Title Defect, and (B) the denominator of which is the net revenue interest shown for such well, unit rights or leasehold rights on SCHEDULE 1.1A. Any downward adjustments requested by Parent may be offset by upward adjustments if it is determined that the Company's net revenue interest for any other well, unit rights or leasehold rights shown on SCHEDULE 1.1A is greater than that shown on SCHEDULE 1.1A.

               (iii) If the adjustment is based on the Company owning a working interest that is larger than the working interest shown on SCHEDULE 1.1A, but without a proportionate increase in the Company's net revenue interest, then the adjustment is calculated by determining the effective net revenue interest that results from such larger working interest, determining what the net revenue interest would be using such effective net revenue interest and the working interest shown on
          SCHEDULE 1.1A and then calculating the adjustment in the manner set forth in clause (iii) preceding.

               (iv) If the adjustment is based on a Lien or other monetary charge upon an Oil and Gas Interest or a liability to remediate or otherwise cure an environmental defect related to an Oil and Gas Interest that is liquidated in amount, then the adjustment is the lesser of (A) the amount necessary to remove such Lien or other monetary charge from, or a liability to remediate or otherwise cure an environmental defect relating to, the affected Oil and Gas Interest, or (B) the Allocated Value of the affected Oil and Gas Interest.

               (v) If the adjustment is based on an obligation, burden or liability upon the affected Oil and Gas Interest for which Parent's economic detriment is not liquidated but can be estimated with reasonable certainty, then the adjustment is the amount necessary to compensate Parent at Closing for the adverse economic effect on the affected Oil and Gas Interest.

          (c) If the value of a Title or Environmental Defect and, consequently, the adjustment to the Base Merger Consideration cannot be determined based on the above criteria, or if the Parties cannot otherwise agree on the amount of an adjustment, the Company may convey the affected Oil and Gas Interest to another entity and reduce the Base Merger Consideration by the Allocated Value of such interest.

          (d) In the event that the aggregate potential adjustments to the Base Merger Consideration pursuant to this Section 5.9 could reduce the Base Merger Consideration by more than $2,000,000, either the Company or Parent may terminate this Agreement.

     5.10 ADJUSTMENT TO BASE MERGER CONSIDERATION.

          (a) The Base Merger Consideration will be adjusted (i) upward or downward, as applicable, by the Company's positive or negative Working Capital Adjustment as of the Closing Date, (ii) upward by an amount equal to all capital expenditures paid by the Company on or after July 17, 2001 (which, if required under Section 5.1(l) to be approved by Parent, have been so approved), (iii) upward or downward, as applicable, as required by
     Section 5.9, (iv) downward by the amount of the severance payments described in Section 3.11 of the DISCLOSURE SCHEDULE, (v) downward by the amount of the brokerage fee described in Section 3.20 of the DISCLOSURE SCHEDULE, and
     (vi) downward by the estimated amount of all accrued but unpaid income taxes relating to the Company's fiscal year ending July 31, 2001, and relating to the sale of properties by Staghorn Resources, LLC in May, 2001, as reasonably determined by the Company. For purposes hereof, the "WORKING CAPITAL ADJUSTMENT" as of the Closing Date shall be equal to the Company's aggregate cash, accounts receivable and other current Assets as of such date, less the Company's accounts payable, and other current liabilities as of the Closing Date, as determined in accordance with the Company's usual basis of accounting, and less the amount of $4,527,000. Obligations of the Company for the payment of capital expenditures shall not be considered a current liability for the purpose of the Working Capital Adjustment. Accrued income taxes deducted from the Base Merger Consideration pursuant to subparagraph (vi) above shall not be considered a current liability for the purpose of the Working Capital Adjustment. The severance payments described in Section 3.11 of the DISCLOSURE SCHEDULE and the brokerage fee described in Section 3.20 of the DISCLOSURE SCHEDULE shall be paid prior to Closing by the Company and shall be deducted from the Company's cash for the purpose of the Working Capital Adjustment. Any excise tax due and payable on such severance payments shall be deducted for the purpose of the Working Capital Adjustment. The expenses of the audit described in Section
     5.12 shall not be deducted for the purpose of the Working Capital
     Adjustment.

          (b) Immediately prior to the Closing, the Company will determine the Working Capital Adjustment and will deliver to Parent a statement setting forth all of the adjustments to the Base Merger Consideration that are required pursuant to this Agreement. Payments at the Closing shall be on the basis of the Base Merger Consideration as so adjusted (the "CLOSING DATE MERGER CONSIDERATION").

     5.11 COMPANY EMPLOYEES. Following the Closing, Parent intends to retain certain employees of the Company for the purpose of the transition of ownership. Such employment shall continue at least through December 31, 2001. Such employees who are employed on a full-time basis during such transition period by the Surviving Corporation shall receive health insurance benefits equivalent to the benefits now provided by the Company at the cost of the Surviving Corporation. Prior to the Closing, the Company shall pay to all employees any accrued vacation pay. Parent shall interview all personnel of the Company interested in being employed by Parent in its Oklahoma City office. Parent shall pay the reasonable moving expenses of any employee accepting a job with Parent. The Parties acknowledge that, after the Effective Time, Parent may or may not, in its sole discretion, offer employment to, or cause the Surviving Corporation to continue the employment of, employees of the Company. In connection with the Wood Oil Company 401(k) Plan, which shall have been terminated immediately prior to the Closing, Parent agrees to obtain a favorable determination letter as to the qualification of such plan as of the date of termination of such plan, to administer such plan in compliance with its terms and applicable law, and to make final distribution of the assets of such plan promptly after obtaining such favorable determination letter. The Company shall prepay to General American Life Insurance Company prior to Closing the amount of $2,500 for services relating to termination of such 401(k) plan. The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, the Parties and the employees of the Company covered by the Company Employee Benefit Plans at the Effective Time and their respective heirs and representatives.

     5.12 AUDIT. The Company shall use its Best Efforts to deliver to Parent on or before October 1, 2001, audited financial statements of the Company comprised of balance sheets as of the fiscal years ending July 31, 2000 and 2001 and the related statements of operations and cash flows for the fiscal years ending July 31, 1999, 2000 and 2001, together with the unqualified audit reports of Ernst & Young prepared in accordance with generally accepted accounting principles and Regulation S-X of the Securities and Exchange Commission. Parent will be allowed to monitor the audit proceedings. Parent shall bear the costs of obtaining such audited financial statements. A failure to obtain such financial statements by October 1, 2001, shall not be deemed to be a breach of this Agreement and shall not result in a delay of the Closing.

     5.13 NONSOLICITATION. Following the execution of this Agreement, neither the Company nor any of its Stockholders, representatives or advisors shall directly or indirectly solicit or entertain offers from, provide information to, negotiate with or in any manner encourage, discuss or consider any proposal of any other Person relating to the acquisition of the capital stock of the Company, its Assets or business, in whole or in part.

     5.14 BEST EFFORTS. Between the date of this Agreement and the Closing Date, the Company and Parent will each use its Best Efforts to cause the conditions in
Article 6 to be satisfied.

                                    ARTICLE 6

                                   CONDITIONS

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO PROCEED WITH CLOSING. The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) APPROVALS. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent or to materially adversely affect the consummation of the transaction contemplated by this Agreement.

          (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, and, if necessary, the Closing shall be delayed for up to 60 days while such efforts are taking place.

     6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Article 3 considered both collectively and individually (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect and Knowledge) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date without giving effect to any supplement to the DISCLOSURE SCHEDULE). The representations and warranties set forth in Section 3.6(b) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except for changes necessitated by the administration of the Estate of Dale Smith and changes relating to estate planning by the Stockholders. The Company shall deliver to Parent at Closing a list of the Stockholders and the number of shares of Company Common Stock owned of record and beneficially by each of them as of the Closing Date certified as true and correct by the Secretary of the Company. Parent shall have received a certificate signed by the chief executive officer or the chief operating officer of the Company to such effect; provided, however, that the condition set forth in this Section 6.2(a) shall not be applicable to the representations and warranties set forth in Section 3.14 (Ownership of Oil and Gas Interests) and Section 3.17 (Environmental Matters), which are addressed in Section 5.9.

          (b) PERFORMANCE OF COVENANTS AND AGREEMENTS BY THE COMPANY. The Company shall have performed and complied with in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by the chief executive officer or the chief operating officer of the Company to such effect.

          (c) LEGAL OPINION. Parent shall have received an opinion of Conner & Winters, counsel for the Company, dated the Closing Date, in form and substance reasonably acceptable to Parent, covering the subjects set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.6.

          (d) DISMISSAL OF LITIGATION. The lawsuit styled Dale J. Smith v. Joe
     W. Smith and Wood Oil Company, Case No. CJ-98-03050, in the District Court in and for Tulsa County, State of Oklahoma, shall have been dismissed with prejudice.

          (e) PAYMENT OF DEBT OWED BY STOCKHOLDERS. All Debt owed to the Company by Stockholders and employees of the Company shall have been paid in full.

          (f) TERMINATION OF PLANS. The Company shall have terminated, immediately prior to the Closing, all of the employee benefit plans listed in Section 3.11 of the DISCLOSURE SCHEDULE, except for any plans providing for health insurance to employees.

     6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in Article 4 considered both collectively and individually (disregarding all qualifications and exceptions contained therein relating to materiality and Knowledge) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date) without giving effect to any supplement to the DISCLOSURE SCHEDULE. The Company shall have received a certificate signed by the chief executive officer or the chief operating officer of Parent to such effect.

          (b) PERFORMANCE OF COVENANTS AND AGREEMENTS BY PARENT. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by the chief executive officer, the chief operating officer or the chief financial officer of Parent to such effect.

          (c) LEGAL OPINION. The Company shall have received an opinion of counsel to Parent, dated the Closing Date, in form and substance reasonably acceptable to the Company, covering the subjects set forth in Sections 4.1, 4.2, 4.3 and 4.4.

                                    ARTICLE 7

                                   TERMINATION

     7.1 TERMINATION RIGHTS. This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual written consent of Parent and the Company;

          (b) By either Parent or the Company if (i) the Closing has not occurred by November 15, 2001 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree);

          (c) By Parent if (i) the Company has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof; or (ii) Parent elects to exercise its right to terminate this Agreement pursuant to Section 5.9(d).

          (d) By the Company if (i) Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof; or (ii) the Company elects to exercise its right to terminate this Agreement pursuant to Section 5.9(c) or (d).

          (e) (i) By Parent if any of the conditions in Sections 6.1 and 6.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement) and Parent has not waived such condition on or before the Closing Date; or (ii) by the Company, if any of the conditions in Sections 6.1 and 6.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date.

     7.2 EFFECT OF TERMINATION. If this Agreement is terminated by either Parent or the Company pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers, or stockholders except pursuant to, the provisions of Sections 2.9 (with respect to the Earnest Money), 4.7 (with respect to the indemnification provisions contained therein), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.4 (with respect to the confidentiality provisions contained therein), 5.6 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages or specific performance incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination.

                                    ARTICLE 8

                                 INDEMNIFICATION

     8.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. The right to indemnification, payment of Damages, or other remedy based on the representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with, any such representation or warranty, or the performance of or compliance with any such covenant or obligation, and will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations; provided, however, Parent agrees to (a) notify the Company in writing promptly after obtaining any Knowledge with respect to the inaccuracy or noncompliance by the Company with any representation or warranty in this Agreement or any failure to perform a covenant or obligation in this Agreement, and (b) permit the Company a reasonable period of time to cure any such inaccuracy or failure, prior to asserting any rights of Parent to indemnification set forth in this Agreement,

     8.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE STOCKHOLDERS. The Stockholders will indemnify and hold harmless Parent and its directors, officers, employees, agents and advisors, stockholders, controlling persons, and Affiliates for, and will pay to such Indemnified Persons the amount of, any loss, liability, obligation, debt, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a Third-Party Claim (collectively "Damages"), arising, directly or indirectly, from and in connection with:

          (a) any breach of any representation or warranty made by the Company in this Agreement (which representations and warranties shall each be read without giving effect to any update or supplement to the Schedules), the Schedules, the updates and supplements to the Schedules, or any other certificate or document delivered by the Company pursuant to this Agreement;

          (b) any estimate of taxes owed pursuant to Section 5.10(a)(vi) which is insufficient to cover the actual amount of such taxes; and

          (c) any breach of any covenant made by the Company in Section 5.1 of this Agreement.

     8.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY PARENT. Parent will indemnify and hold harmless the Stockholders and will pay to the Stockholders the amount of any Damages arising, directly or indirectly, from and in connection with (a) any breach of any representation or warranty made by Parent in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, or (b) any breach by Parent of any covenant or obligation of Parent in this Agreement.

     8.4 SURVIVAL.

          (a) If the Closing occurs, the representations and warranties of the Company and Parent will survive the Closing for a period of one year after the date of this Agreement.

          (b) The Stockholders shall have no liability under Section 8.2 unless, before the time period set forth in (a) above, Parent notifies the Stockholders of a claim specifying the factual basis for the claim in reasonable detail to the extent then known by Parent.

          If any claim for indemnification made is still pending or unresolved at the expiration of the survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement.

          (c) If the Closing occurs, Parent will have no liability (for indemnification or otherwise) with respect to any representation, warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before one year after the date of this Agreement, the Stockholders notify Parent of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Stockholders.

     8.5 PROCEDURE FOR INDEMNIFICATION - THIRD-PARTY CLAIMS.

          (a) Promptly after receipt by a Party entitled to indemnification under Section 8.2 or 8.3 (an "Indemnified Person") of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against any Party required to provide indemnification under Section 8.2 or 8.3 (an "Indemnifying Party"), give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

          (b) If any Proceeding referred to in Section 8.5(a) is brought against an Indemnified Person and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that is wishes (unless
     (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding) to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Proceeding and confirming its obligation to indemnify the Indemnified Person for the liability asserted in the claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding. If the Indemnifying Party assumes the defense of a Proceeding: (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without Indemnified Person's consent (which consent shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person, provided, however, the Indemnified Person may not compromise or settle such Proceeding without the prior consent of the Indemnifying Party (which consent will not be unreasonably withheld).

          (c) Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any compromise or settlement effected without its consent, which may not be unreasonably withheld.

     8.6 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

     8.7 LIMITS ON INDEMNITY OBLIGATIONS.

          (a) If the total amount of all Damages which the Indemnified Parties have the right to assert against the Stockholders under this Article 8 does not exceed $100,000 in the aggregate, then the Stockholders shall have no obligation under this Article 8 with respect to any such Damages. If the total amount of all Damages exceeds $100,000 in the aggregate, then the Stockholders' obligations under this Article 8 shall be limited to the amount by which the aggregate amount of all Damages exceeds $100,000.

          (b) Notwithstanding anything contained herein to the contrary, the sole recourse and exclusive remedy for the recovery of Damages from the Stockholders shall be against the Post Closing Escrow Fund. The Stockholders shall have no liability for Damages in excess of the amounts contained in the Post Closing Escrow Fund.

                                    ARTICLE 9

                                  MISCELLANEOUS

     9.1 AMENDMENT. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

     9.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):

          (a) If to Parent or Merger Sub:

              Panhandle Royalty Company
              5400 North Grand Blvd.
              Suite 210
              Oklahoma City, Oklahoma 73112
              Attention: H. W. Peace II, President
              Facsimile: (405) 948-2038

              With a copy (which shall not constitute notice) to:

              Lon Foster, III
              320 South Boston, Suite 1120
              Tulsa, Oklahoma 74103
              Facsimile: (918) 587-8868

          (b) If to the Company:

              Wood Oil Company
              1419 East 15th Street, Suite A
              Tulsa, Oklahoma 74120
              Attention: Joe W. Smith
              Facsimile: (918) 583-0422

              With a copy (which shall not constitute notice) to:

              Conner & Winters
              3700 First Place Tower
              15 East 5th Street
              Tulsa, Oklahoma 74103-4344
              Attention: Joseph J. McCain, Jr.
              Facsimile: (918) 586-8549

     9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

     9.4 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     9.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Sections 5.2, 5.7 and 5.11, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

     9.6 APPLICABLE LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.7 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under
Section 5.6 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Parent may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned Subsidiary of Parent, provided that Parent shall notify the Company of any such assignment and remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     9.9 WAIVERS. At any time prior to the Closing, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

     9.10 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms; provided, however, to the extent the terms of this Agreement conflict with the terms of the Confidentiality Agreement, the terms of this Agreement shall control. Any and all information received by Parent or Merger Sub pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

     9.11 INCORPORATION BY REFERENCE. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

     9.12 COOPERATION AFTER CLOSING. Each Party shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another Party in order to carry out the intent and purpose of this Agreement.

     9.13 SPECIFIC PERFORMANCE; ATTORNEYS' FEES. The Parties recognize that if the Company refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Parent for its injury. Parent shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Parent to enforce this Agreement, the Company and the Company's Stockholders shall waive the defense that there is an adequate remedy at law. In the event of a default by either Party which results in the filing of a lawsuit relating to such default, the prevailing Party in such lawsuit shall be entitled to reimbursement from the non-prevailing Party of all reasonable legal fees and expenses incurred by the prevailing Party.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

"PARENT"                               "COMPANY"

PANHANDLE ROYALTY COMPANY              WOOD OIL COMPANY


By:                                    By:
    -------------------------------        --------------------------------
    H. W. Peace II                         Joe W. Smith
    President                              President



"MERGER SUB"

PRC, Inc.


By:
    -------------------------------
    H. W. Peace II
    President